Amount:  $500,000.00                                     Date: September 1, 1998

                                      NOTE
                                      ----

         FOR VALUE RECEIVED, the undersigned promises to pay to the order of American Access Technologies, Inc. the principal sum of five HUNDRED THOUSAND AND NO/100TH ($500,000.00) DOLLARS plus interest at the rate of 15% per annum, payable in lawful money of the United States of America payable as follows:

         Principal amount of $500,000.00 plus all accrued interest in the amount of $6,250.00 due and payable on October 1, 1998. If the accred interest is paid on the due date, this Note shall be extended for an additional 30 day period and subsequent 30 date periods thereafter at the option of the undersigned. This Note may be declared payable at any time by the holder upon giving the undersigned 30 days written notice.

         The undersigned reserves the privilege to prepay in part or in full the principal balance hereof, provided that any such partial prepayments shall not, in any manner, affect the time for or amount of any regular installment payment as it become due.

         If any payment of principal or of interest on this Note or other sum due hereunder is not paid when due, or if any Event of default occurs on the Security Agreement then this Note shall be in default. If any default in this
Note is not fully cured within ten (10) days after occurrence thereof, the Lender, at its option, may declare the entire unpaid Principal balance of this Note, together with accrued interest, to be immediately due and payable without notice or demand.

         In the event this Note is enforced or collected by the holder hereof after default hereunder, all costs of collection. Including reasonable attorneys' fees (including appellate attorneys' fees) shall be paid by the undersigned, whether or not court proceeding are commenced.

         The principal balance and any accrued interest shall bear interest at the rate of eighteen (18%) percent per annum, from and after maturity until paid.

The total liability of the undersigned for payment of interest shall not exceed the amount allowed by law in the State of Florida, and if any payments charged to the undersigned constitute interest in excess of such maximum amount, the holder hereof shall apply such excess of such maximum amount to the reduction of the unpaid principal amount due pursuant hereto.

This Note is secured by a Security Agreement of even date herewith and reference is made to the Security Agreement for rights as to acceleration of the indebtedness evidenced by this Note.

         This Note is to be construed and enforced according to the laws of the State of Florida.

                                          UNIVERSAL BEVERAGES HOLDINGS, CORP - A
                                          Florida corporation

                                          BY: /s/ Jon Moore
                                              -----------------
                                              Jon Moore, Chairman


                                          UNIVERSAL BEVERAGES INC,
                                          A Florida corporation

                                          BY: /s/ Jon Moore
                                              -----------------
                                              Jon Moore, Chairman